CURO Comments on Consumer Financial Protection
Bureau Matter

Chicago, Illinois—August 22, 2023 -- (BUSINESS WIRE) -- CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), an omni-channel consumer finance company serving consumers in the U.S. and Canada, today received notice via a press release of a complaint filed by the Consumer Financial Protection Bureau (“CFPB”). The complaint relates to certain small loans originated by Heights Finance’s subsidiaries prior to its acquisition in 2021. CURO has previously disclosed the underlying civil investigative demand and our related indemnification rights in public filings with the Securities and Exchange Commission.

Small loans represent less than 15% of the Company’s Direct Lending portfolio as of June 30, 2023.

The Company provides its customers with compliant and valuable access to credit. CURO denies the allegations and will vigorously defend its business practices.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands including Cash Money®, LendDirect®, Flexiti®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

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Investor Relations: Email: IR@curo.com

Source: CURO Group Holdings Corp.